Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2016 (March 10, 2016 as to Notes 28, 29 and 30), relating to the consolidated financial statements of Willis Towers Watson Public Limited Company (the “Company”) appearing in the Current Report on Form 8-K of the Company dated March 10, 2016, and our report on the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte LLP

London, United Kingdom

June 10, 2016